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                                                                      Exhibit 21

                               G&L Realty Corp.
                             List of Subsidiaries
                               February 28, 1999

1.   AV Medical Associates, LLC, a California limited liability company
2.   G&L Hampden, Inc., a Delaware corporation
3.   G&L Hampden, LLC a Delaware limited liability company
4.   G&L Realty Partnership, L.P., a Delaware limited partnership
5.   G&L Realty Financing II, Inc., a Delaware corporation
6.   G&L Realty Financing Partnership II, L.P., a Delaware limited partnership
7.   G&L Medical, Inc., a Delaware corporation
8.   G&L Gardens, LLC, an Arizona limited liability company
9.   G&L Management Delaware Corp., a Delaware corporation
10.  G&L Senior Care, Inc., a Delaware corporation
11.  G&L Medical Partnership, L.P., a Delaware limited partnership
12.  GLN Capital Co. LLC, a Delaware limited liability company
13.  GL/PHP, LLC a Delaware limited liability company
14.  Theme World, L.P., a New Jersey limited partnership
15.  Valley Convalescent, LLC, a California limited liability company
16.  435 N. Roxbury Drive, Ltd., a California limited partnership
17.  G&L/M&Z Aliso Partners, a California general partnership
18.  G&L - Grabel San Pedro, LLC
19.  G&L Burbank, LLC
20.  G&L Burbank Managers Corp., a California corporation
21.  G&L Holy Cross, LLC
22.  G&L Holy Cross Managers Corp., a California corporation
23.  G&L Tustin, LLC
24.  G&L Tustin Managers Corp., a California corporation
25.  G&L Valencia, LLC
26.  G&L Penasquitos, LLC
27.  G&L Penasquitos, Inc.
28.  GLH Pacific Gardens, LLC
29.  GLH Pacific Gardens Corp., a California corporation
30.  G&L Hoquiam, LLC
31.  G&L Lyon, LLC
32.  G&L Coronado (1998), LLC
33.  G&L Parsons on Eagle Run, LLC